Exhibit 21.1
SUBSIDIARIES OF REGISTRANT

1.	ImmunoPharmaceutics, Inc.
100% Owned Subsidiary
Incorporated in the State of California

2.	EP-ET, LLC
100% Owned Subsidiary
A limited liability company formed in the State of Delaware

3.	Encysive, L.P.
100% Owned Subsidiary
A limited partnership formed in the State of Delaware

4.	Encysive (UK) Limited
100% Owned Subsidiary of Encysive, L.P.
A private company formed in the United Kingdom

5.	Encysive Germany GmbH
100% Owned Subsidiary of Encysive (UK) Limited
A private company formed in Germany

6.	Encysive Canada, Inc.
100% Owned Subsidiary
A private company formed in Canada

7.	Argatroban Royalty Sub, LLC.
100% Owned Subsidiary
A limited liability company formed in the State of Delaware